Exhibit 99.1

Orion Energy Systems, Inc. Receives Notice from NYSE Amex

MANITOWOC, Wis. — February 14, 2012 (BUSINESS WIRE) Orion Energy Systems, Inc. (NYSE Amex: OESX), a leading power technology enterprise, today announced that it has received a notice from NYSE Amex LLC (the “Exchange”), indicating that the Company was not in compliance with the Exchange’s continued listing criteria set forth in Sections 134 and 1101 of the NYSE Amex LLC Company Guide because it did not timely file its Quarterly Report on Form 10-Q for its fiscal 2012 third quarter ended December 31, 2011.

In order to maintain its Exchange listing, the Company will submit a plan of compliance to the Exchange that will bring the Company into compliance with the listing standards no later than May 14, 2012. The Company’s plan of compliance will explain that, as previously reported, due to the complexities and complications associated with the restatement of its financial statements to recognize revenue from sales of its solar photovoltaic systems using the percentage-of-completion method rather than based upon multiple deliverable elements, the Company was not able to file its Quarterly Report on Form 10-Q for its fiscal 2012 third quarter ended December 31, 2011 within the 5-day extension period afforded by SEC Rule 12b-25, which ended February 14, 2012. The Company will work expeditiously in an effort to file its Form 10-Q for its fiscal 2012 third quarter ended December 31, 2011 in May or June of 2012 after it completes the re-audit of its fiscal 2011 year-end financial statements to reflect the restatement above.

Generally, this change in accounting treatment and the related financial statement restatements are expected to result in:

•	No impact to cash, cash equivalents, short-term investments or overall cash flow;

•

An increase in deferred contract costs and deferred revenue for the first quarter ending June 30, 2011 of the fiscal 2012 year, the third fiscal quarter ending December 31, 2010 and fourth fiscal quarter ending March 31, 2011 of the 2011 fiscal year, as well as for the fiscal 2011 year ending March 31, 2011, and a decrease in deferred contract costs and deferred revenue for the second fiscal quarter ending September 30, 2011 of the 2012 fiscal year; and

•

An increase in revenue, net income and earnings per share for the second fiscal quarter ending September 30, 2011 of the 2012 fiscal year and a decrease in revenue, net income and earnings per share for the first quarter ending June 30, 2011 of the fiscal 2012 year, the third fiscal quarter ending December 31, 2010 and fourth fiscal quarter ending March 31, 2011 of the 2011 fiscal year, as well as for the fiscal 2011 year ending March 31, 2011.

For its fiscal 2012 third quarter ended December 31, 2011, on a preliminary and unaudited basis, the Company would have recognized $29.5 million in total revenue and $0.03 net income per share based on the Company’s current multiple deliverable elements method of accounting for sales of its solar photovoltaic systems. Using the percentage-of-completion method, however, the Company believes it would have reported, on a preliminary and unaudited basis, $27.4 million in total revenue and $0.01 net income per share.

The foregoing financial information is unaudited and preliminary and is subject to change based upon the Company’s completion of its financial statements restatement process, as well as normal accounting period end review procedures and adjustments.

The Corporate Compliance Department of the Exchange will evaluate the plan, and will make a determination as to whether the Company has made a reasonable demonstration of an ability to regain compliance with the Exchange’s continued listing standards by May 14, 2012, in which case the plan will be accepted. If the plan is accepted, the Company will remain listed during the plan period ending May 14, 2012, during which time it will be subject to periodic review to determine whether it is making progress consistent with the plan.

Orion Energy Systems, Inc. (NYSE Amex: OESX) is a leading power technology enterprise that designs, manufactures and deploys energy management systems – consisting primarily of high-performance, energy efficient lighting platforms, intelligent wireless control systems and direct renewable solar technology for commercial and industrial customers – without compromising their quantity or quality of light. For more information, visit www.oesx.com.

Orion Energy Systems, Inc.

Investor Relations Contact:

Scott Jensen, Chief Financial Officer

(920) 892-5454

sjensen@oesx.com